Exhibit 99.3

FOR IMMEDIATE RELEASE Date Submitted: July 24, 2007 NASDAQ: FBMI	NEWS RELEASE Contact: Tom Sullivan President and CEO Firstbank Corporation 989-466-7328

Firstbank Corporation Announces Update to Share Repurchase Program

ALMA, Mich., July 24, 2007 (PRIME NEWSWIRE) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation (NasdaqGS:FBMI — News), announced the authorization by Firstbank Corporation’s Board of Directors for the continuation of the company’s common stock repurchase program. Activity under this program is routinely disclosed in public 10-Q and 10-K quarterly and annual filings with the SEC. The current action will re-establish authorization to repurchase shares for an aggregate amount of up to $5 million from this point forward.

Mr.     Sullivan stated, “The updated authorization allows shares to be repurchased from time to time in keeping with the company’s capital needs and desire to maintain a ‘well capitalized’ regulatory capital rating. We continue to have growth objectives and expectations, and plan to retain appropriate capital in the company to support growth opportunities.” Sullivan continued, “Firstbank Corporation plans to continue to rely primarily on open market purchases using selected brokerage firms, on a rotating basis, to conduct its share repurchase activity.”

The timing and amount of share repurchases will be determined by the company’s management based on its evaluation of market and economic conditions and other factors. The company reported that the repurchased shares will be available for use in connection with the company’s stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.

Firstbank Corporation, headquartered in Alma, Michigan, including the July 1, 2007, acquisition of ICNB Financial Corporation, is a seven bank financial services company with assets of $1.3 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; Firstbank — St. Johns; Keystone Community Bank; and Firstbank — West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.